Exhibit 10.1

TEMPORARY SPACE LICENSE AGREEMENT

This TEMPORARY SPACE LICENSE AGREEMENT (this "License") is made as of this _1st___ day of ___April__________, 2022, by and between LAKEHILLS CM-CG LLC, a Delaware limited liability company ("Licensor"), and SUMMIT HEALTHCARE REIT, INC., a Maryland corporation ("Licensee"), with reference to the following facts:

RECITALS

A.      Licensor is the owner of that certain real property located at 23332 Mill Creek Drive, Laguna Hills, California 92653 (the “Building”). The “Project” as used herein shall mean (i) the five (5) office buildings located at 23332 Mill Creek Drive, 23382 Mill Creek Drive, 23422 Mill Creek Drive, 24411 Ridge Route Drive and 24461 Ridge Route Drive (such buildings, other than the Building, may be referred to herein as the "Adjacent Buildings"), (ii) those portions of the Project which are provided, from time to time, for use in common by Licensor, Licensee, and any other tenants and licensees of the Project (such areas, the “Common Areas”), (iii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building, the Adjacent Buildings and the Common Areas are located.

B.       Licensee has requested that Licensor permit Licensee to use approximately 3,530 rentable square feet of space located in the Building and commonly known as Suite 225, or alternatively, if Landlord determines in its sole discretion that Suite 225 is unavailable, a suite of comparable size located at the Project (such space as determined by Landlord, the "Temporary Space"), and Licensor is willing to allow such uses upon the terms and conditions contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions, representations and warranties contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.            Grant of Temporary Space License. Effective as of the date of hereof, Licensor hereby grants to Licensee a temporary and limited license to utilize the Temporary Space, the Common Areas, and access-ways on the Project thereto, which all shall be referred to herein collectively as the "License Area." Licensee shall be entitled to use the License Area in accordance with this License at no cost to Licensee.

(a)                 The term of this License shall commence on April 22, 2022 (the “Commencement Date”) and shall automatically expire on the earlier of (i) the date Licensee moves out of the Temporary Space or (ii) five (5) business days after the Substantial Completion of the Tenant Improvements in Suite 125-A located in the Building as set forth and as “Substantial Completion” and “Tenant Improvements” are defined under that certain Standard Office Lease dated as of _April 1, 2022 between Licensor and Licensee (the “Lease”), unless terminated earlier as provided herein (the “Term”). In no event shall the Term expire later than twelve (12) months after the date hereof. The parties acknowledge and agree that Licensee can terminate this License without liability upon five (5) business days' prior notice to Licensor. The Term shall expire as set forth herein without the necessity of any notice from either party.

(b)                Licensor shall provide HVAC when necessary for normal comfort for normal office use in the Temporary Space, from Monday through Friday, during the period from 8:00 a.m. to 6:00 p.m., and on Saturday during the period from 9:00 a.m. to 1:00 p.m., except for the date of observation of New Year's Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays (collectively, the "Holidays"). Licensee shall have the right to use any existing cabling in the Temporary Space. Licensor shall provide electricity at levels consistent with normal general office use, as reasonably determined by Licensor. Licensor shall provide municipal water from the regular Property outlets for drinking, lavatory and toilet purposes. Licensor shall provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Temporary Space in a manner consistent with other comparable buildings in the vicinity of the Project. Licensor shall provide nonexclusive elevator service.

2.            Use of License Area. Licensee shall use the Temporary Space solely for general office use and shall not use or permit the Temporary Space to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord. Licensee covenants that it shall not bring any hazardous, toxic, flammable, explosive or other dangerous materials into the Project or the License Area. Licensee shall not place any signs in the License Area or the Project. Licensee and Licensee's agents, servants, employees, and contractors shall each observe faithfully and comply strictly with (a) all applicable laws, statutes, regulations, ordinances and municipal and county codes, and (b) the rules and regulations of Licensor or Licensor's agents. Licensor reserves the right to make any alterations or repairs that Licensor may consider advisable (in its sole and absolute discretion). Licensee shall not make any improvement or alteration to the License Area in any manner without the express written consent of Licensor, which may be withheld in Licensor’s sole discretion.

3.            Acceptance of License Area. By executing this License, Licensee acknowledges and agrees that it has examined the License Area and the Project and accepts the same in their "AS-IS" condition existing as of the date hereof and without any representation or warranty whatsoever having been made by Licensor or any agents or representatives of Licensor concerning the License Area or the Project or their condition or suitability for Licensee's proposed use. Upon the expiration or termination of the Term, Licensee shall quit and surrender possession of the Temporary Space to Landlord in broom clean condition, reasonable wear and tear excepted. Upon such expiration or termination, Licensee shall, without expense to Landlord, remove or cause to be removed from the Temporary Space all debris and rubbish, and such items of furniture, equipment, trade fixtures, free-standing cabinet work, server and telephone equipment, cabling and data lines and other articles of personal property owned by Licensee or installed by Licensee in the Temporary Space, and such similar articles of any other persons claiming under Licensee, as Licensor may, in its sole discretion, require to be removed, and Licensee shall repair at its own expense all damage to the License Area resulting from such removal. Property not so removed shall be deemed abandoned, and Licensor may dispose of such property as Licensor may deem fit with no liability of any type to Licensee or those claiming under Licensee.

4.            Insurance. At all times during the term hereof, Licensee shall maintain (a) commercial general liability insurance insuring against claims of bodily injury, personal injury and property damage arising out of Licensee's operations, including a broad form commercial general liability endorsement covering Licensee's indemnification obligations herein, for limits of liability not less than $1,000,000 for each occurrence and $2,000,000 annual aggregate for bodily injury and property damage liability as well as personal injury liability excess "Umbrella" liability coverage of not less than $5,000,000, (b) Worker's Compensation and Employer's Liability as required by California law, (c) commercial automobile liability insurance (bodily injury and property damage liability) including coverage for owned, hired and non-owned automobiles with limits of liability of not less than $1,000,000 for each occurrence and combined single limit for bodily injury and property damage, and (d) any other insurance reasonably required by Licensor. The minimum limits of policies of insurance required of Licensee hereunder shall in no event limit the liability of Licensee under this License. All insurance shall (I) be issued by an insurance company having a rating of not less than A-X in Best's Insurance Guide and licensed to do business in the State of California; and (II) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days prior written notice shall have been given to Licensor. In addition, the liability insurance shall name Licensor and any other party specified by Licensor as an additional insured, shall be primary insurance as to all claims thereunder and provide that any insurance obtained by Licensor is excess and is non-contributing with any insurance requirement of Licensee and contain a cross-liability endorsement or severability of interest clause acceptable to Licensor. Licensee shall deliver all policies or certificates thereof to Licensor before using the License Area and at least thirty (30) days before the expiration dates thereof. Licensee agrees to have its insurer(s) waive any rights of subrogation that such company may have against Licensor. Licensee waives any right Licensee may have against Licensor as a result of any loss or damage, to the extent such loss or damage is to be covered under the insurance policies described in this Section 4, regardless of the cause and whether any such policies are actually in effect.

5.            Mutual Indemnification. Each party ("Indemnitor") shall indemnify, defend (with counsel satisfactory to the other party), and hold harmless the other party and its affiliates and their respective officers, directors, partners, agents, employees, contractors and representatives (together, "Indemnitees") from and against any and all claims, losses or damages arising from a breach of this License by Indemnitor, the negligence or willful misconduct of Indemnitor or its employees, agents and representatives, and in the case of Licensee, the use by Licensee and its directors, partners, agents, employees, contractors, invitees, and representatives of the License Area; provided that Licensee, as a material part of the consideration to Licensor, hereby assumes all risk of damage to property or injury to persons in or about the License Area from any cause whatsoever and Licensor shall have no liability in connection therewith, except to the extent caused by the gross negligence or willful misconduct of Licenseor. Licensee shall not suffer or permit to be recorded or enforced against the License Area or any portion of the Project any claims, liens or demands and shall promptly pay or cause to be paid any such claim, lien or demand.

6.            Licensor's Limitation of Liability. Neither Licensor nor any Licensor-related Indemnitees shall have any personal liability with respect to any of the provisions of this License or the License Area. If Licensor is in breach or default with respect to Licensor's obligations under this License, Licensee shall look solely to the equity interest of Licensor in the Building for the satisfaction of Licensee's remedies or judgments. Under no circumstances shall Licensor-related Indemnitees be liable for consequential damages, including, without limitation, injury to Licensee's business or for any loss of income or profit therefrom.

7.            Breach of License. In the event either party breaches this License and subject to Section 6 above, the other party may enforce all rights and remedies available to it under this License or at law or in equity, including but not limited to, terminating this License without notice or demand. The rights and remedies shall be cumulative and not exclusive.

8.            Assignment. Licensee shall not assign this License or any interest in this License or permit the use of the License Area by any person or persons other than Licensee and its employees. Any attempted assignment or sublicensing shall automatically void this License.

9.            Notices. All notices required to be given under this License shall be given to the other party in writing and by personal delivery, overnight mail, or certified mail with return receipt requested, to the address set forth below. Notice given by personal delivery or overnight mail shall be effective when received and notices by certified mail shall be effective the first business day after such notice is deposited in the United States mail.

Licensee: Summit Healthcare REIT, Inc. 23382 Mill Creek Drive, Suite 225 Laguna Hills, California 92653 Attn: Elizabeth Pagliarini	Licensor: Lakehills CM-CG LLC c/o Cruzan Properties – Investments, LLC 236 South Sierra Avenue Solana Beach, CA 92075 Attention: Dennis S. Cruzan and Ann Bruce

10.            Incorporation of Recitals. The recitals set forth above are hereby incorporated into and deemed a part of this License.

11.            Miscellaneous. This License shall be construed and enforced in accordance with the laws of the State of California, and the parties agree that the venue for any dispute hereunder shall be heard in the courts of Orange County, California. Licensee acknowledges that Licensor is only granting Licensee a license only and that Licensee has no rights as a lessee by virtue of this License. If any term or portion of this License is held to be unenforceable, then the remainder of this License shall not be affected thereby. No waiver of any breach of any covenant herein shall be deemed a waiver of any preceding or succeeding breach thereof. Subject to the provisions of Section 8, this License shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto. In the event of any suit arising out of this License, then the prevailing party shall be entitled to recover from the other party all costs and expenses related to the suit, including attorneys' fees and other professional fees. This License contains the entire agreement between the parties with respect to the subject matter hereof. To the extent there is any conflict between this License, any exhibit or any purchase order, proposal or any document delivered to Licensor by Licensee, then this License shall control. This License may not be modified, nor may any obligations or breaches hereof waived, except by written instrument signed by the parties. The obligations of Licensee in Sections 5 and 6 shall survive the termination hereof. This License may be executed in counterparts, each of which shall be an original, and all of which together shall be a single instrument. This License may be executed by a party's signature transmitted by fax or email. This License shall not be construed as if it had been prepared by one of the parties. Time is strictly of the essence.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Licensor and Licensee have executed this License as of the date first above written.

"Licensor"	Lakehills CM-CG LLC,
a Delaware limited liability company

	By:	CM-NIC Lakehills, LLC,
a California limited liability company,
its Manager

	By:	Cruzan Properties – Investments, LLC,
a California limited liability company,
its Manager

	By:	/s/ Dennis Cruzan
Name: Dennis Cruzan
Title: Member

“LICENSEE”	Summit Healthcare REIT, Inc.,
a Maryland corporation

	By:	/s/ Elizabeth Pagliarini
Name: Elizabeth Pagliarini
Title: CFO & COO